Exhibit 99.1

AMENDMENT NO. 1 TO MANAGEMENT AGREEMENT

Dated as of December 19, 2008

AMENDMENT NO. 1 TO THE MANAGEMENT AGREEMENT (the “Amendment”) among Solo Cup Investment Corporation, a Delaware corporation (“Holdings”), Solo Cup Company, a Delaware corporation (the “Company”) and VESTAR CAPITAL PARTNERS, a New York general partnership (“Vestar”). Except as otherwise specified herein, all terms used in this Amendment which are not otherwise defined in this Amendment but which are defined in the Management Agreement (as hereinafter defined), shall have the meanings ascribed to such terms as set forth in the Management Agreement.

WHEREAS, Holdings, the Company and Vestar have entered into a Management Agreement dated as of February 27, 2004 (the “Management Agreement”); and

WHEREAS, the parties have agreed, subject to the terms and conditions hereinafter set forth, to amend the Management Agreement in certain respects as set forth below.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the sufficiency and receipt of all of which is hereby acknowledged, the parties hereto hereby agree as follows:

1. Amendment to Management Agreement. Effective as of the date hereof, the first sentence of Section 3 of the Management Agreement is hereby amended by deleting it in its entirety and substituting the following sentence in lieu thereof:

“3. FEES. Subject to the provisions of Section 6, Holdings and the Company and their respective successors hereby jointly and severally agree to pay to Vestar a per annum management fee (the “Fee”) equal to $800,000, which shall not vary regardless of the level of services provided pursuant to Section 2 for such year, except that there shall be no Fee due and payable for the 2008 fiscal year.”

2. Execution in Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement. Delivery of an executed counterpart of a signature page to this Amendment by telecopier shall be effective as delivery of a manually executed counterpart of this Amendment.

3. Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York.

4. Management Agreement. Except as revised by this Amendment, all other terms and conditions of the Management Agreement are in full force and effect and are hereby confirmed by the parties.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized representative, as of the date first above written.

SOLO CUP INVESTMENT CORPORATION

By:	/s/ Robert M. Korzenski
Name:	Robert M. Korzenski
Title:	CEO

SOLO CUP COMPANY

By:	/s/ Robert M. Korzenski
Name:	Robert M. Korzenski
Title:	CEO

VESTAR CAPITAL PARTNERS

By:	/s/ Daniel S. O’Connor
Name:	Daniel S. O’Connor
Title:	CEO

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